EXHIBIT 10.1

MARKETING AND DISTRIBUTION AGREEMENT

This Marketing and Distribution Agreement(“Agreement”) is entered into this 30th day of May 2018 (the “Effective Date”), by and between MTN Distribution LLC, a Colorado limited liability company, (“Supplier”) and Applied Biosciences Corp., a Nevada corporation (“Distributor”).

RECITALS

A. Supplier is a party to that Certain Master Distribution Agreement, dated on or about May 30, 2018, by and between Supplier and SSL Global Holdings LLC, who has developed and produces those certain products produced under the CanaGel trade name, including but not limited to what is shown at www.canagel.com and other related products formulated, developed, and produced by SSL Global Holdings LLC (the “Products”).

B. Supplier desires to appoint Distributor to sell, market and distribute on an exclusive worldwide basis, for a term of two years, the Products.

B. Distributor desires to sell, market and distribute the Products under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment. Supplier hereby appoints Distributor as its exclusive distributor and reseller of the Products in the United States and Canada for a period of two years from the effective date.

2. Product Orders. Distributor shall purchase the Products hereunder by issuing written Purchase Orders (hereinafter, “Purchase Order” or “POs”) to Supplier prior to Distributor's requested ship date identifying the quantity, price, total Purchase Order Price, shipping instructions, requested ship dates and any other special information. Distributor may place additional interim Purchase Orders at any time and with no notice requirement as the market demand may from time to time require. Acceptance of Purchase Orders by Supplier shall be confirmed or denied to Distributor by email addressed to Distributor's designated contact within. All Products ordered by Distributor shall be packed for shipment and storage in accordance with Supplier’s standards. Distributor's Purchase Orders shall be governed by the terms and conditions of this Agreement, and where the content of Distributor’s Purchase Order conflicts with this Agreement, the terms of this Agreement shall take precedence over such Purchase Orders. Any conflicting or inconsistent terms of Distributor's Purchase Order shall be null and void, and are hereby waived by Distributor. Supplier shall ship the Products in a timely and efficient manner without unreasonable delay. Supplier shall advise Distributor by email of the occurrence of any shipping delays stating the reason and the new estimated delivery date. Supplier shall make best efforts to ensure minimized shipping delays and prioritize remediation of delays as they arise.

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3. Payment. Distributor will send payment and PO for all sales whether they are directly shipped from Supplier to Distributor’s end client or sent to Distributors warehouse.

4. Pricing. Distributor shall establish its own pricing for Products sold via sales channels it develops.

5. Taxes. Distributor shall, in addition to other amounts payable under this Agreement, pay all local, state, and federal taxes (but excluding taxes imposed on Supplier’s income) levied or imposed by reason of the transactions contemplated in this Agreement. Distributor shall promptly pay to Supplier an amount equal to any such taxes actually paid or required to be collected or paid by Supplier.

6. Service & Support. Distributor shall provide any necessary end-user service and support.

7. Advertising & Trademark Usage. Distributor shall obtain Supplier’s advance written consent to any use of Supplier’s trademarks or tradenames in any advertising or promotion.

8. Term. This Agreement shall take effect on the Effective Date and continue in effect for a period of two (2) years unless terminated earlier by either party because of the default of the other party in any obligation under this Agreement. Thereafter, the Agreement shall be automatically renewed for one (1) year terms unless either party notifies the other in writing of its intent to terminate at least sixty (60) days prior to the expiration of the then current term.

9. Termination. If either party is in default of any of its obligations under this Agreement, the other party may give written notice of such default, and if the defaulting party has not cured the default within thirty (30) days of such notice, the other party shall have the right to terminate this Agreement.

10. Effect of Termination. Upon termination of this Agreement for whatever reason, the rights granted under this Agreement to distribute, market and sell the Products are immediately revoked. Within five (5) days after the expiration or termination of this Agreement for any reason, Distributor shall return to Supplier all Products in Distributor’s possession. Notwithstanding the foregoing, in the event of termination as a result of either party’s failure to comply with any of its obligations under this Agreement, both parties shall continue to be obligated for any payments due as of the date of termination.

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11. Supplier Representations and Warranties. Supplier hereby represents and warrants to Distributor as follows:

11.1 Authorization. Supplier has full legal authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b) Consents and Approvals. No consent, approval or authorization or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Supplier in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby.

(c) Disclosure. To the best of Supplier’s knowledge no representation or warranty of Supplier contained in this Agreement, and no statement contained in any exhibit furnished to Distributor pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact.

12. Distributor Representations and Warranties. Distributor hereby represents and warrants to Supplier as follows:

12.1 Authorization. Distributor has full legal authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

12.2 Consents and Approvals. No consent, approval or authorization or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Distributor in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby.

12.3 Disclosure. To the best of Distributor’s knowledge no representation or warranty of Distributor contained in this Agreement, and no statement contained in any exhibit furnished to Supplier pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact.

13. Indemnification by Distributor. Distributor shall indemnify, defend and hold Supplier harmless from and against all claims, expenses (including court costs and reasonable attorney's fees), losses or damages arising out of or in connection with Distributor's marketing and distribution of the Products.

14. Indemnification by Supplier. Supplier shall indemnify, defend and hold Distributor harmless from and against all claims, expenses (including court costs and reasonable attorney's fees), loss or damages arising out of or in connection with Supplier's willful misconduct, negligence, breach of warranties, damage or injury to property or persons from Products, or other representations herein.

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15. Limitation of Liability. Notwithstanding any other provision of this Agreement, the parties’ aggregate liability to each other under this Agreement shall be limited to a sum equal to the total payments made by Distributor to Supplier under this Agreement in the most recent calendar year preceding imposition of such liability.

16. Consequential Damages. The parties shall under no circumstances be liable to each other for any loss of use, interruption of business, or any indirect, special, incidental or consequential damages of any kind, including lost profits, regardless of the form of action, be it in contract, tort (including negligence) or otherwise.

17. Confidentiality. Distributor and Supplier shall keep confidential and not disclose to any party, except as required by law, all information (“Confidential Information”) obtained from each other in the course of performance of this Agreement.

18. Covenant Not To Compete. For the period of this Agreement, Supplier covenants that it will not directly or indirectly compete, with Distributor in regard to the sales, marketing and distribution of the Products.

19. Miscellaneous.

19.1 Assignability. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be non-assignable by either of the parties hereto and any attempt of assignment shall be null and void and of no effect whatsoever.

19.2 Relationship of the Parties. The management and employees of Distributor shall not be considered employees of the Supplier. Furthermore, the parties agree that Distributor shall not be deemed to be an employee, servant, partner or joint venturer of the Supplier.

19.3 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.

19.4 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

19.5 Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

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19.6 Captions and Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

19.7 Governing Law. The laws of the State of New York shall govern this Agreement, its interpretation and its application.

19.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of scanned e-mail copies bearing the signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such scanned copies shall constitute enforceable original documents.

19.9 Costs. If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses’ fees) and reasonable attorneys’ fees, in addition to any other relief such party may be entitled.

19.10 Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three (3) business days after being mailed by certified or registered mail return receipt requested, when faxed during regular business hours of the recipient and there is confirmation of receipt with hard copy by regular mail, or when sent by prepaid full rate telegram to the following addresses:

Supplier:    MTN Distribution LLC

2655 Copper Ridge Circle

Steamboat Springs, CO 80487

Distributor:     Applied Biosciences Corp.

9701 Wilshire Blvd, Suite 1000

Beverly Hills, California 90212

19.11 Public Statements. Other than any requisite regulatory filing or disclosure, Supplier will not issue any press release, or make or authorize any other public statement, oral or written, that includes Distributor’s name without prior written approval of Distributor, which written approval shall not be unreasonably withheld if Supplier is advised such disclosure is required under applicable laws.

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IN WITNESS WHERE OF, the undersigned acknowledges that the undersigned has read this Agreement, understands it, agrees to be bound by its terms and conditions, and has caused this Agreement to be executed by its duly authorized representatives as of the day and year first written above.

Supplier:		Distributor:

MTN DISTRIBUTION LLC		APPLIED BIOSCIENCES CORP.

By:	/s/ JJ Southard	By:	/s/ John Brady
Name:	JJ Southard	Name:	John Brady
Title:	Member	Title:	Secretary and Treasurer

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